Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2016 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 21, 2017) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2016 fourth quarter and twelve months ended December 31, 2016.
Fourth Quarter Highlights:

•	Fourth quarter earnings per diluted share of $0.22.

•	Fourth quarter adjusted earnings per diluted share of $0.26.*

•	Cash generated from operations for the fourth quarter was $4.9 million and free cash flow was $4.7 million.*

•	Book-to-bill was 1.16 for the fourth quarter of 2016.

“Our adjusted earnings per diluted share performance was $0.26 for the fourth quarter of 2016 as compared to adjusted earnings per diluted share of $0.20 in the fourth quarter of 2015, in spite of softer sales this quarter compared to the fourth quarter of 2015,” said Ziv Shoshani, VPG chief executive officer. “We also generated cash from operations of $4.9 million, with free cash flow of $4.7 million, which reflects our restructuring and cost reduction programs.”

Net earnings attributable to VPG stockholders for the fourth fiscal quarter of 2016 were $3.0 million, or $0.22 per diluted share, compared to a net loss attributable to VPG stockholders for the fourth fiscal quarter of 2015 of ($13.4) million, or ($1.02) per diluted share. Net earnings attributable to VPG stockholders for the fiscal twelve months ended December 31, 2016 were $6.4 million, or $0.48 per diluted share, compared to a net loss attributable to VPG stockholders of ($13.0) million, or ($0.96) per diluted share, for the comparable prior year period. The prior year results include a $12.4 million non-cash income tax charge recorded in the fourth quarter of 2015 related to a valuation allowance recorded against certain deferred tax assets and a $4.9 million non-cash write down for impairment of goodwill related to the steel business recorded in the third quarter of 2015.
Adjusted net earnings attributable to VPG stockholders for the fourth fiscal quarter of 2016 were $3.4 million, or $0.26 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $2.7 million, or $0.20 per diluted share, for the comparable prior year period. Adjusted net earnings attributable to VPG stockholders for the fiscal twelve months ended December 31, 2016 were $9.9 million, or $0.74 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $7.7 million, or $0.57 per diluted share, for the comparable prior year period. Adjusted net earnings for the fiscal quarter and fiscal twelve months ended December 31, 2016 exclude, among other costs, $0.3 million and $1.3 million respectively, of costs associated with the Company’s evaluation of strategic alternatives. The evaluation process did not result in the adoption of any particular strategic alternative other than the Company’s continued execution of its business plan. It is not expected that the costs associated with the evaluation, which consisted principally of professional fees, will be continuing at this time.
The following table reconciles the Company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Years ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net earnings (loss) attributable to VPG stockholders	$3,005	$(13,401)	$6,404	$(13,008)

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	49	146	586	172
Acquisition costs	80	185	494	185
Strategic alternative evaluation costs	265	—	1,344	—
Gain on sale of building	(837)	—	(837)	—
Impairment of goodwill and indefinite-lived intangibles	—	—	—	4,942
Restructuring costs	271	3,620	2,666	4,461

Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	(597)	(12,118)	719	(10,980)
Adjusted net earnings attributable to VPG stockholders	$3,430	$2,668	$9,938	$7,732

Weighted average shares outstanding - diluted	13,450	13,170	13,419	13,485

Adjusted net earnings per diluted share	$0.26	$0.20	$0.74	$0.57
Included in the discrete tax items for the fiscal 2016 fourth quarter and twelve months ended December 31, 2016 is a $0.9 million tax benefit recorded related to a favorable fourth quarter 2016 settlement of an Israeli tax audit, offset by a series of correcting adjustments totaling $0.8 million to certain deferred tax accounts in various tax jurisdictions related to prior period balances.
Sale of Building
The Company recorded a $0.8 million gain on the sale of its property in Karmiel, Israel. The proceeds of $3.7 million were received in the fourth quarter of 2016.
Segments
The Foil Technology Products segment revenues were $25.4 million in the fourth quarter of 2016, down 3.2% from $26.2 million in the fourth quarter of 2015, and up 6.5% from $23.9 million in the third quarter of 2016. Decreased year-over-year revenues were attributable to lower volume, partially offset by the additional volume from Pacific Instruments of $2.2 million. The increase in sequential revenues was attributable to higher volumes. The gross profit margin for the segment was 40.6% for the fourth quarter of 2016 (40.8% excluding the Pacific acquisition purchase accounting adjustment of $0.1 million) compared to 36.5% in the fourth quarter of 2015 and 36.2% in the third quarter of 2016 (36.4% excluding the Pacific acquisition purchase accounting adjustment of $0.1 million). The gross profit margin for the quarter increased from the comparable prior year period due to variable cost savings from operating efficiencies and the cost savings from our previously announced cost reduction programs, offset by a decrease in volume. The sequential gross profit margin increase is due to the increase in volume and variable cost savings from operating efficiencies.
The Force Sensors segment revenues were $14.8 million in the fourth quarter of 2016, down 5.2% from $15.6 million in the fourth quarter of 2015, and down 3.0% from $15.2 million in the third quarter of 2016. The decrease in year-over-year revenues was attributable to lower volume and negative exchange rate impact of $0.3 million. The decrease in sequential revenues was also attributable to lower volumes and negative exchange rate impact of $0.1 million. The gross profit margin for the segment was 25.3% in the fourth quarter of 2016, compared to 20.2% in the fourth quarter of 2015 and 31.0% in the third quarter of 2016. The gross profit margin for the quarter increased from the comparable prior year period primarily due to variable cost savings from operating efficiencies and the cost savings from our previously announced cost reduction programs. The sequential gross profit margin decrease was due to the decrease in volume, product mix and a reduction in inventory.
The Weighing and Control Systems segment revenues were $15.6 million in the fourth quarter of 2016, down 8.5% from $17.1 million in the fourth quarter of 2015, and up 1.5% from $15.4 million in the third quarter of 2016. Decreased year-over-year revenues were attributable to a negative exchange rate impact of $0.7 million and a decrease in volume, offset by the impact of additional volume from the acquisition of Stress-Tek of $1.9 million. The sequential increase in revenues was primarily attributable to an increase in volume, despite the negative exchange rate impact of $0.4 million. The gross profit margin for the segment was 46.5% in the fourth quarter of 2016 compared to 47.0% in the fourth quarter of 2015 (47.8% excluding the Kelk acquisition purchase accounting adjustment of $0.2 million) and 44.9% in the third quarter of 2016. The decline in the gross profit margin for the quarter compared to the prior year period was due to the decline in volume. The sequential gross profit margin increase was due to volume and product mix.
Outlook
“In light of global economic conditions and at a constant fourth quarter 2016 exchange rates, we expect net revenues in the range of $55 million to $60 million for the first quarter of 2017,” concluded Mr. Shoshani.
*Editor’s Note
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, restructuring costs, strategic alternative evaluation costs, gain on sale of building, impairment of goodwill and indefinite-lived intangibles and associated tax effects. “Free cash flow” is defined as the amount of cash generated from operations ($4.9 million for the fourth quarter of 2016), in excess of our capital expenditures ($4.1 million for the fourth quarter of 2016) net of proceeds, if any, for the sale of assets ($3.9 million in the fourth quarter of 2016). For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (February 21) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 8102218, or log on to the investor relations page of the VPG website at www.vpgsensors.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode: 10098939. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; changes in the current pace of economic recovery; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system, and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
William M. Clancy
Executive Vice President and Chief Financial Officer
484-321-5306
bill.clancy@vpgsensors.com
###

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2016	December 31, 2015
Net revenues	$55,814	$58,913
Costs of products sold	34,540	38,148
Gross profit	21,274	20,765
Gross profit margin	38.1%	35.2%

Selling, general, and administrative expenses	15,529	16,378
Acquisition costs	80	185
Restructuring costs	271	3,620
Operating income	5,394	582
Operating margin	9.7%	1.0%

Other income (expense):
Interest expense	(410)	(253)
Other	31	(352)
Other (expense) income - net	(379)	(605)

Income (loss) before taxes	5,015	(23)

Income tax expense	2,035	13,326

Net earnings (loss)	2,980	(13,349)
Less: net (loss) earnings attributable to noncontrolling interests	(25)	52
Net earnings (loss) attributable to VPG stockholders	$3,005	$(13,401)

Basic earnings (loss) per share attributable to VPG stockholders	$0.23	$(1.02)
Diluted earnings (loss) per share attributable to VPG stockholders	$0.22	$(1.02)

Weighted average shares outstanding - basic	13,192	13,170
Weighted average shares outstanding - diluted	13,450	13,170

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2016	December 31, 2015
Net revenues	$224,929	$232,178
Costs of products sold	142,120	147,949
Gross profit	82,809	84,229
Gross profit margin	36.8%	36.3%

Selling, general, and administrative expenses	68,938	71,282
Acquisition costs	494	185
Impairment of goodwill and indefinite-lived intangibles	—	4,942
Restructuring costs	2,666	4,461
Operating income	10,711	3,359
Operating margin	4.8%	1.4%

Other income (expense):
Interest expense	(1,486)	(771)
Other	382	(2,082)
Other (expense) income - net	(1,104)	(2,853)

Income before taxes	9,607	506

Income tax expense	3,199	13,500

Net earnings (loss)	6,408	(12,994)
Less: net earnings attributable to noncontrolling interests	4	14
Net earnings (loss) attributable to VPG stockholders	$6,404	$(13,008)

Basic earnings (loss) per share attributable to VPG stockholders	$0.49	$(0.96)
Diluted earnings (loss) per share attributable to VPG stockholders	$0.48	$(0.96)

Weighted average shares outstanding - basic	13,187	13,485
Weighted average shares outstanding - diluted	13,419	13,485

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$58,452	$62,641
Accounts receivable, net of allowances for doubtful accounts	34,270	35,553
Inventories:
Raw materials	15,647	15,062
Work in process	21,115	20,289
Finished goods	19,559	20,849
Inventories, net	56,321	56,200
Prepaid expenses and other current assets	6,831	7,814
Total current assets	155,874	162,208

Property and equipment, at cost:
Land	3,344	3,639
Buildings and improvements	48,454	55,003
Machinery and equipment	89,080	84,409
Software	7,441	7,284
Construction in progress	4,340	2,288
Accumulated depreciation	(97,374)	(95,992)
Property and equipment, net	55,285	56,631

Goodwill	18,717	12,603

Intangible assets, net	21,585	17,683

Other assets	19,049	14,622
Total assets	$270,510	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2016	December 31, 2015
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,264	$8,004
Payroll and related expenses	11,978	13,888
Other accrued expenses	13,285	16,604
Income taxes	772	527
Current portion of long-term debt	2,623	2,120
Total current liabilities	36,922	41,143

Long-term debt, less current portion	33,529	31,037
Deferred income taxes	735	334
Other liabilities	13,054	7,195
Accrued pension and other postretirement costs	14,713	11,597
Total liabilities	98,953	91,306

Commitments and contingencies

Equity:
Common stock	1,278	1,276
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	190,373	190,436
Retained earnings	28,731	22,327
Accumulated other comprehensive loss	(40,337)	(33,121)
Total Vishay Precision Group, Inc. stockholders' equity	171,383	172,256
Noncontrolling interests	174	185
Total equity	171,557	172,441
Total liabilities and equity	$270,510	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31, 2016	December 31, 2015
Operating activities
Net earnings (loss)	$6,408	$(12,994)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	—	4,942
Depreciation and amortization	11,149	11,097
(Gain) loss on disposal of property and equipment	(823)	15
Share-based compensation expense	37	1,083
Inventory write-offs for obsolescence	1,755	1,354
Deferred income taxes	(612)	10,013
Other	(1,216)	2,182
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	1,322	982
Inventories	(1,968)	(3,961)
Prepaid expenses and other current assets	955	2,799
Trade accounts payable	237	(2,550)
Other current liabilities	(5,824)	(1,034)
Net cash provided by operating activities	11,420	13,928

Investing activities
Capital expenditures	(10,425)	(9,978)
Proceeds from sale of property and equipment	4,203	117
Purchase of business	(10,626)	(20,022)
Net cash used in investing activities	(16,848)	(29,883)

Financing activities
Proceeds from long-term debt	—	29,000
Repayments of principal upon termination of long-term debt	—	(14,000)
Principal payments on long-term debt	(2,133)	(4,119)
Debt issuance costs	—	(453)
Proceeds from revolving facility	25,000	—
Payments on revolving facility	(20,000)	—
Purchase of treasury stock	—	(8,733)
Distributions to noncontrolling interests	(15)	(63)
Net cash provided by financing activities	2,852	1,632
Effect of exchange rate changes on cash and cash equivalents	(1,613)	(2,678)
Decrease in cash and cash equivalents	(4,189)	(17,001)

Cash and cash equivalents at beginning of year	62,641	79,642
Cash and cash equivalents at end of year	$58,452	$62,641

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Gross profit	$21,274	$20,765	$82,809	$84,229
Gross profit margin	38.1%	35.2%	36.8%	36.3%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	49	146	586	172

Adjusted gross profit	$21,323	$20,911	$83,395	$84,401
Adjusted gross profit margin	38.2%	35.5%	37.1%	36.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Years ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net earnings (loss) attributable to VPG stockholders	$3,005	$(13,401)	$6,404	$(13,008)

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	49	146	586	172
Acquisition costs	80	185	494	185
Strategic alternative evaluation costs	265	—	1,344	—
Gain on sale of building	(837)	—	(837)	—
Impairment of goodwill and indefinite-lived intangibles	—	—	—	4,942
Restructuring costs	271	3,620	2,666	4,461

Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	(597)	(12,118)	719	(10,980)
Adjusted net earnings attributable to VPG stockholders	$3,430	$2,668	$9,938	$7,732

Weighted average shares outstanding - diluted	13,450	13,170	13,419	13,485

Adjusted net earnings per diluted share	$0.26	$0.20	$0.74	$0.57